SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)

                                  March 3, 1995
                                February 27, 1995

                               AST RESEARCH, INC.
               (Exact name of registrant as specified in charter)


             Delaware            0-13941             95-3525565
        (State or other       (Commission         (I.R.S. employer
        jurisdiction of      file number)          identification
         incorporation                                  No.)



                               AST Research, Inc.
                               16215 Alton Parkway
                            Irvine, California  92718
             (Address of principal executive offices)    (Zip code)


       Registrant's telephone number, including area code:  (714) 727-4141






Item 5.   Other Events.

          On February 27, 1995, AST Research, Inc. (the "Registrant") entered into a Stock Purchase Agreement (the "Purchase Agreement") with Samsung Electronics Company, Ltd. (the "Purchaser"). Subject to the terms and conditions of the Purchase Agreement, the Purchaser will purchase from the Registrant 6.44 million newly issued shares of Common Stock, representing ap proximately 19.9 percent of the currently outstanding shares of Common Stock, at $19.50 per share (the "First Issuance"), and will commence a cash tender offer to purchase from the Registrant's stockholders 5.82 million shares of Common Stock (the "Offer Shares"), representing approximately 18 percent of the of the currently outstanding shares of Common Stock, at $22.00 per share (the "Offer"). Concurrently with the acceptances of the Offer Shares for purchase under the tender offer, the Purchaser will purchase from the Regis trant 5.63 million additional newly issued shares of Common Stock at $22.00 per share so that its aggregate ownership in the Registrant, giving effect to all the purchases, is approximately 40.25%.

          The closing of each of the purchases, other than the First Issuance, is subject to approval by the stockholders of the Registrant at a special meeting currently expected to be held in May 1995. The Purchaser may elect to close the purchase of the First Issuance at any time, subject to regulatory approval and certain other conditions as set forth in the Purchase Agreement. In addition to the approval by the Registrant's stockholders, the closing of the transactions is subject to United States and Korean regulatory approval, as well as a number of other conditions.

          The Offer is expected to commence on or before March 6, 1995, and to remain open for at least 45 days. The Offer is subject to the same condi tions as the Second Issuance, including receipt of regulatory approval.

          As part of its investment, the Purchaser will be entitled to certain rights, so long as its ownership does not fall below 30 percent.
This would include the right to designate for election one less than a majority of the Registrant's Board of Directors, approval over certain sig nificant transactions and the right to purchase additional equity securities to maintain its ownership level. The Purchaser has agreed to restrict the disposition of its shares of the Registrant and to restrict, for a period of four years following the closing of the transactions, purchases of additional shares that would increase its ownership interest above 49.9 percent.

          The parties have also executed a Strategic Alliance Agreement, dated as of February 27, 1995 (the "Strategic Alliance Agreement"). The stra tegic arrangements provided for in the Strategic Alliance Agreement will cover a broad range of commercial relationships between the parties, includ ing, among others, expanded and improved supply of critical components manufactured by the Purchaser and used by the Registrant in the manufacture of personal computers, joint product development, cross-OEM (Original Equipment Manufacturer) arrangements and cross-licensing of patents.

          The Registrant has agreed not to solicit proposals from others regarding a competing transaction; however, the Registrant has the right to provide certain information in response to unsolicited proposals and, in certain circumstances, may terminate its agreement with the Purchaser upon payment of a customary fee.

          The foregoing description of the Registrant's Purchase Agreement and exhibits thereto, Strategic Alliance Agreement and the transactions con templated thereby, does not purport to be complete and is qualified in its en tirety by reference to the Registrant's Purchase Agreement and exhibits thereto and Strategic Alliance Agreement, copies of which are attached hereto as Exhibits 2.1, and 99.1 to 99.8, respectively, and are hereby incorporated herein by reference. A copy of the Registrant's press release, dated February 27, 1995, relating to the above-described transactions is attached hereto as Exhibit 99.9

Item 7.   Financial Statements, Pro Forma
          Financial Information and Exhibits.

Exhibit No.              Description
               2.1       Stock Purchase Agreement, dated as of February 27,
                         1995, by and between AST Research, Inc. and Samsung
                         Electronics Company, Ltd.

               99.1      Form of Amended and Restated Certificate of
                         Incorporation of AST Research, Inc.

               99.2      Form of Amended Bylaws of AST Research, Inc.

               99.3      Amendment to Rights Plan, dated as of March 1,
                         1995, by and between AST Research, Inc. and American
                         Stock Transfer and Trust Company

               99.4      Amendment to and Clarification of Employment Agreement,
                         dated as of February 27, 1995, by and between AST Research,
                         Inc. and Safi U. Qureshey

               99.5      Form of Letter of Credit Agreement, by and between AST
                         Research, Inc. and Samsung Electronics Company, Ltd.

               99.6      Form of Registration Rights Agreement, by and between
                         AST Research, Inc. and Samsung Electronics Company, Ltd.

               99.7      Form of Stockholder Agreement, by and between AST
                         Research, Inc. and Samsung Electronics Company, Ltd.

               99.8      Strategic Alliance Agreement, dated as of February 27,
                         1995, by and between AST Research, Inc. and Samsung
                         Electronics Company, Ltd.

               99.9      Press Release of AST Research, Inc. and Samsung
                         Electronics Company, Ltd., issued February 27, 1995



                                    SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              AST RESEARCH, INC.



Date:  March 3, 1995                          By: Bruce C. Edwards
                                                  Executive Vice President
                                                   and Chief Financial Officer